Exhibit T3B-1

LIMITED LIABILITY COMPANY AGREEMENT

FOR

PERFORMANCE DRILLING COMPANY LLC

This Limited Liability Company Agreement (“Agreement)” is made and entered into as of the 14th day of March 2006 (the “Effective Date”), by Sajac O & G Investors LLC (the “Member)”.

WHEREAS, the Member desires, by execution of this Agreement, to form a limited liability company pursuant to the Mississippi Limited Liability Company Act, §79-29-101 et seq., of the Mississippi Code as amended from time to time and including any successor statute of similar import (the “Act”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Member does hereby agree as follows:

I. GENERAL PROVISIONS

1.01 Name. The name of the limited liability company shall be “Performance Drilling Company LLC” (the “Company”) and all business of the Company shall be conducted in such name. The Company shall hold all of its property in the name of the Company and not in the name of any Member.

1.02 Purpose. The purpose of the Company is to conduct any lawful business, purpose, or activity permitted under the Act.

1.03 Place of Business. The initial principal place of business of the Company shall be located at 125 South Congress Street, Suite 1610, Jackson, MS 39201. The initial mailing address of the Company shall be 125 South Congress Street, Suite 1610, Jackson, MS, 39201.

1.04 Term. The Company shall commence on the date the Certificate of Formation described in Section 79-29-201 of the Act (as originally filed and as amended, supplemented and restated from time to time, the “Certificate”) is filed with the Mississippi Secretary of State in accordance with the Act and shall continue in effect until terminated by operation of law or as provided in Paragraph 8.01 herein.

1.05 Fiscal Year. The fiscal year and taxable year of the Company shall be the calendar year.

1.06 Registered Agent and Office. The Company’s registered office shall be located at 125 South Congress Street, Suite 1610, Jackson, MS 39201. The registered agent at such address for service of process on the Company shall be Ben O. Turnage.

II. CAPITAL ACCOUNTS

2.01 Capital Contributions. The Member will contribute to the Company on the date hereof, as each such Member’s capital contribution, the sum of cash or property with an agreed fair market value, as of the date hereof, shown below:

Member	Capital Contribution	Percentage Interest
Sajac O & G Investors LLC	$500.00	100%

Except to the extent otherwise agreed in writing by the Members, no Member shall be permitted or required to make additional capital contributions to the Company.

2.02 Capital Accounts. The Company shall maintain a separate capital account for each Member. The capital account of each Member shall consist of the agreed value of the original contribution to the Company and shall be increased by (1) the amount of cash and the net fair market value of any additional property contributed to the Company by the Member, and (2) the Member’s share of the income, gains and other receipts of the Company. The capital account of each Member shall be decreased by (1) the amount of cash and the net fair market value of any property distributed to such Member and (2) the Member’s share of the deductions and losses and other expenditures of the Company. Such adjustments to the capital accounts of the Members shall be made in accordance with the method of accounting adopted by the Company for federal income tax purposes and in compliance with Treasury Regulation Section 1.704-1(b)(2)(iv).

2.03 Withdrawals From Capital Accounts. No Member may withdraw all or any portion of his capital contribution to the Company except (1) upon termination of the Company, or (2) upon the prior written consent of Members representing seventy-five percent (75%) or more of all outstanding Percentage Interests (“Supermajority Interest”).

2.04 Percentage Interest. A Member’s “Percentage Interest” means the interest in the Company acquired by a Member, which shall entitle the Member to (i) an interest in the items of the Company’s income, deductions, gains, losses and credits; (ii) an interest in the Company’s distributions of cash or other property; and (iii) an interest in the Company’s capital. Each Member’s respective Percentage Interest shall be the amount shown in Paragraph 2.01 herein.

2.05 Transfers of Percentage Interest. In the event any Percentage Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the capital account of the transferor to the extent it relates to the transferred interest.

III. ALLOCATIONS OF PROFITS AND LOSSES; DISTRIBUTIONS

3.01 General Allocation. Except for adjustments required by transfers or liquidations of interests in the Company, each item of income, deduction, gain, loss and credit of the Company, and each other item required to be separately allocated for federal and/or state income tax purposes (“Tax items”), determined in accordance with the method of accounting adopted by the Company, shall be allocated to and among the Members in accordance with their Percentage Interests.

3.02 Section 704(c) Allocation. In accordance with Internal Revenue Code (the “Code)” Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for income tax purposes and the agreed fair market value of such property at the time it was contributed to the Company.

IV. MEMBERS

4.01 Partition. Each Member waives, until termination of the Company, any and all rights that it may have to maintain an action for partition of the Company’s property.

4.02 Withdrawal of Members. A Member may not withdraw from the Company without the prior written approval of a Supermajority Interest. The Company may recover damages for breach of this Paragraph 4.02 if any Member violates this Paragraph 4.02 and may offset the Company’s damages against any amount owed to a withdrawing Member for distributions.

V. MANAGEMENT

5.01 Manager. As used herein the term “Manager” shall mean one or more managers. Specifically, “Manager” shall mean Ben O. Turnage, or any other person that succeeds him in that capacity. References to the Manager in the singular or as him, her, it, itself or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

5.02 Management. The business and affairs of the Company shall be managed by its Managers. The Managers shall direct, manage and control the business of the Company to the best of their ability. Except as limited by this Agreement, or by nonwaivable provisions of applicable law, the Managers shall have full and complete authority, power and discretion to manage and control the business affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the approval of more than one of the Managers is expressly required pursuant to this Agreement or the Act.

5.03 Number, Tenure and Qualifications of Managers. The Company shall initially have one Manager. The number of Managers of the Company shall be fixed from time to time by the affirmative vote of Members holding at least a majority of Percentage Interest, but in no instance shall there be less than one Manager. Each Manager shall hold office until his successor shall have been elected and qualified. Managers shall be elected by the affirmative vote of Members holding at least a majority of Percentage Interests. Managers need not be residents of the State of Mississippi or Members of the Company.

5.04 Limitations Upon Manager’s Authority. At any time when there is more than one Manager, no Manager, unless authorized by the other Manager(s), shall have the authority to:

(a)	Assign any property of the Company in trust for the creditors of the Company or upon the assignee’s promise to pay or discharge all or any debts and/or liabilities of the Company;

(b)	Lend any money or property of the Company to any person or entity;

(c)	Confess a judgment against the Company;

(d)	Borrow money and make any expenditure for or on behalf of the Company in excess of [ten thousand dollars ($10,000)];

(e)	Execute any bond, deed of trust, lien, pledge, or otherwise encumber or give a security interest in any property of the Company;

(f)	Assign, transfer, or pledge any debts owed to the Company or release any debts owed to the Company except upon full payment;

(g)	Compromise any claim due to the Company;

(h)	Distribute any property of the Company, including money, to any Member; or

(i)	Option, sell, assign, exchange, or otherwise transfer any property of the Company.

VI. ACCOUNTING AND RECORDS; TAX MATTERS

6.01 Books and Records. The Company shall maintain at its principal place of business separate books of account for the Company which shall show a true and accurate record of all assets and liabilities, all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the Company business in accordance with reasonable accounting principles consistently applied. The Company shall use the cash receipts and disbursements method of accounting in preparation of its annual reports and for tax purposes and shall keep its books accordingly. The expenses chargeable to the Company shall include only those which are reasonable and necessary for the ordinary and efficient operation of the Company business and the performance of the obligations of the Company under any agreements relating to the business of the Company. Each Member shall, at his sole expense, have the right, at any time without notice to any other Member, to examine, copy and audit the Company’s books and records during normal business hours.

6.02 Reports. Within 90 days after the end of each fiscal year, each Member shall be furnished with a copy of the balance sheet of the Company as of the last day of the fiscal year, and a statement of income or loss for the Company for such year. Annual statements shall also include a statement showing any Tax Items allocable for federal income tax purposes pursuant to the terms of this Agreement. Annual statements shall be prepared or reviewed by the Company’s accountants.

6.03 Tax Returns. Each Member shall be furnished a copy of any income and other tax returns, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs.

6.04 Election. By written approval of, or the affirmative vote by, Members holding a majority of the Percentage Interests, the Members may make or revoke, on behalf of the Company, an election in accordance with Section 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of Section 734 of the Code, and in the case of a transfer of a Company interest within the meaning of Section 743 of the Code. Each of the Members shall supply the information necessary to give effect to such an election.

6.05 Tax Classification. It is the intention of the parties hereto that the Company be classified as a partnership, and not as an association taxable as a corporation, for federal and state income tax purposes. The provisions of this Agreement shall be interpreted in a manner consistent with such intention.

6.06 Tax Matters Partner. Sajac O & G Investors LLC, shall be the Member designated as the Company’s tax matters partner as defined in Section 6231 of the Code. It shall have such duties, rights and obligations as are assigned to or imposed upon the tax matters partner by or under the Code.

VII. ASSIGNABILITY AND SUBSTITUTE MEMBERS

7.01 Assignability of Percentage Interest. No Member may assign the whole or any part of his Percentage Interest in the Company without the prior written consent of Members representing a Supermajority Interest, which consent may be given or withheld in the sole and absolute discretion of each such other Member. If the written consent of such Members representing a Supermajority Interest is obtained for any such assignment, such assignment shall, nevertheless, not entitle the assignee to become a substitute member of the Company (a “Substitute Member”) or to be entitled to exercise or receive any of the rights, powers, or benefits of a Member other than the right to receive distributions or allocations of Tax Items to which the assigning Member would be entitled, unless the assigning Member designates, in a written instrument delivered to the other Members, his assignee to become a Substitute Member and Members representing a Supermajority Interest, in their sole and absolute discretion, consent to the admission of such assignee as a Member. Further, such assignee shall not become a Substitute Member without having first executed an instrument reasonably satisfactory to the other Members accepting and agreeing to the terms and conditions of this Agreement, including a counterpart signature page to this Agreement, and without having paid to the Company a fee sufficient to pay all reasonable expenses of the Company in connection with such assignee’s admission as a Substitute Member. If a Member assigns all of his interest in the Company and the assignee of such interest is entitled to become a Substitute Member pursuant to this Paragraph 7.01, such assignee shall be admitted to the Company effective immediately prior to the effective date of the assignment, and, immediately following such admission, the assigning

Member shall cease to be a Member of the Company. In such event, the Company shall not dissolve, and the business of the Company shall be continued by the remaining Members without dissolution.

7.02 Recognition of Assignment by Company. No assignment, or any part thereof, that is in violation of Paragraph 7.01 herein shall be valid or effective, and neither the Company nor the Members shall recognize the same for the purpose of making distributions or allocations of Tax Items with respect to such Company interest or part thereof. Neither the Company nor the nonassigning Members shall incur any liability as a result of refusing to make any such distributions to the assignee of any such invalid assignment.

7.03 Indemnification. In the case of an assignment or attempted assignment of an interest in the Company that has not received the consent required by Paragraph 7.01 herein, the parties engaging or attempting to engage in such assignment shall indemnify and hold harmless the Company and the other Members from all costs, liabilities, and damages that the Company and the other Members may incur (including, without limitation, incremental tax liability and attorneys’ fees and expenses) as a result of such assignment or attempted assignment and efforts to enforce the indemnity granted hereby.

7.04 Effective Date of Assignment. Any valid assignment of a Member’s interest in the Company, or part thereof, pursuant to the provisions of Paragraph 7.01 hereof shall be effective as of the close of business on the last day of the calendar month in which the other Members give their written consent to such assignment (or the last day of the calendar month in which such assignment occurs, if later). The Company shall, from the effective date of such assignment, thereafter pay all further distributions on account of the Company interest or part thereof, so assigned, to the assignee. As between any Member and his assignee, any Tax Items of the Company for the fiscal year in which such assignment occurs shall be apportioned for federal income tax purposes in accordance with any convention permitted by Section 706(d) of the Code and selected by affirmative vote of Members holding a majority of the Percentage Interests.

VIII. DISSOLUTION AND LIQUIDATION

8.01 Events of Dissolution. The Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Events of Dissolution”):

(a)	the written consent of Members representing a Supermajority Interest;

(b)	the entry of a decree of judicial dissolution under Section 79-29-802 of the Act; or

(c)	upon the occurrence of any event which constitutes an event of dissociation of a Member as provided in Section 79-29-307 of the Act (a “Withdrawal Event”), unless the business of the Company is continued by the consent of all the remaining Members within ninety (90) days after the Withdrawal Event.

8.02 Liquidation. Upon the occurrence of an Event of Dissolution, the Company shall (i) cease to engage in further business operations except to the extent necessary to perform existing contracts and preserve the value of its assets; and (ii) begin the process of expeditiously dissolving and liquidating the Company. The Company shall promptly proceed to wind up the affairs of the Company, and after payment or making provision for payment of liabilities owing to creditors (excluding Members), the Company shall cause the remaining net assets to be distributed as provided in Paragraph 8.04 herein.

8.03 Distribution in Kind. The Company may distribute the assets owned by the Company in kind. Unless the Members unanimously agree otherwise, each Member shall receive an undivided interest in the assets, subject to his share of any liability secured by the distributed property determined by reference to each Member’s undivided interest in the distributed assets, with the Member’s undivided interest to be determined in accordance with the provisions of Paragraph 8.04 herein. Each Company asset shall be distributed at its net fair market vale as determined by one or more competent appraisers selected by the Members unless the Members agree to another method of valuation. Prior to any such distribution, the capital accounts of the Members shall be adjusted, pursuant to the provisions of Paragraph 3.01, to reflect any difference between the Company’s book value of the distributed assets and the fair market value of such assets.

8.04 Priority of Distribution. For the fiscal year in which the Company terminates, the net assets of the Company shall be distributed as follows:

(a)	To the creditors of the Company who are not Members, with such distributions to be in the order of priority as provided by law;

(b)	To each Member in repayment of and in proportion to the amount of any loan made to the Company, exclusive of his capital contributions, plus accrued interest; and

(c)	To each Member in repayment of and in proportion to his capital account.

IX. MISCELLANEOUS

9.01 Binding Effect. This Agreement shall be binding upon the Members, their legal representatives, successors and assigns.

9.02 Amendment. No change in, modification to or amendment of this Agreement shall be valid or binding upon the Members unless it is in writing and signed by all Members.

9.03 Captions. Articles, titles, or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

9.04 Applicable Law. This Agreement is made and delivered in the State of Mississippi and shall be governed by the laws thereof notwithstanding the fact that one or more of the Members may be or become a resident or citizen of another state. The invalidity, illegality or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision had been omitted.

9.05 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or entity may require.

9.06 Binding Arbitration. The Members agree that any controversy, claim or dispute arising out of or relating to the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement or this arbitration provision shall be exclusively and finally resolved by arbitration by a single arbitrator in accordance with the Rules of Commercial Arbitration of the American Arbitration Association. The arbitration proceeding shall be conducted in the Jackson, Mississippi metropolitan area, and shall afford the parties with opportunities to present and rebut evidence relating to the applicable issues. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. No party to the arbitration shall appeal to any court an order of the arbitrator. The arbitrator may allocate among the parties to the arbitration the costs, fees and other expenses (including but not limited to attorneys’ fees and expenses) relating to an arbitration in any manner that the arbitrator shall determine to be appropriate in his absolute discretion.

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the Effective Date.

SAJAC O & G INVESTORS LLC

By:	/s/ Ben O. Turnage
Ben O. Turnage, Manager